Exhibit 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors of 1st Franklin Financial Corporation

We have audited the consolidated financial statements of 1st Franklin Financial Corporation and subsidiaries (the “Company’) as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and have issued our report thereon dated March 20, 2008; such financial statements and report are included in the Company’s 2007 Annual Report to security holders and are incorporated herein by reference.  Our audits also included the financial statement schedule of the Company listed in Item 15.  The financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 20, 2008

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2007 AND 2006

ASSETS
2007	2006

	CASH AND CASH EQUIVALENTS:
	Cash and Due From Banks	$ 3,679,047	$ 4,259,542
	Short-term Investments	6,078	12,638
		3,685,125	4,272,180

	LOANS:
	Direct Cash Loans	303,678,240	261,553,883
	Real Estate Loans	25,052,160	23,562,615
	Sales Finance Contracts	31,747,131	33,724,032
		360,477,531	318,840,530

Less:	Unearned Finance Charges	40,720,500	30,169,411
	Unearned Insurance Commissions	11,831,811	10,760,935
	Allowance for Loan Losses	20,035,085	18,085,085
		287,890,135	259,825,099

	INVESTMENTS IN SUBSIDIARIES	95,188,316	85,392,353

	MARKETABLE DEBT SECURITIES:
	Available for Sale, at fair market value	894,381	741,623
	Held to Maturity, at amortized cost	--	--
		894,381	741,623

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $12,383,615 and $13,361,391 in 2007 and 2006, respectively	8,926,207	7,062,439
	Miscellaneous	2,788,231	3,276,851
		11,714,438	10,339,290

	TOTAL ASSETS	$ 399,372,395	$ 360,570,545

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2007 AND 2006

LIABILITIES AND STOCKHOLDERS' EQUITY

2007	2006

SENIOR DEBT:
Notes Payable to Banks	$ 16,684,681	$ 24,827,681
Senior Demand Notes, including accrued interest	48,610,737	48,880,076
Commercial Paper	117,077,531	107,794,812
	182,372,949	181,502,569

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	15,399,744	13,146,259

SUBORDINATED DEBT	91,965,714	67,189,657

Total Liabilities	289,738,407	261,838,485

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares issued or outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares issued and outstanding	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares issued and
outstanding as of December 31, 2007 and 2006	--	--
Accumulated Other Comprehensive Income	764,065	611,307
Retained Earnings	108,699,923	97,950,753
Total Stockholders' Equity	109,633,988	98,732,060

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 399,372,395	$ 360,570,545

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
INTEREST INCOME:
Finance Charges	$ 87,164,381	$ 77,914,247	$ 69,228,623
Investment Income	21,189	22,131	103,791
	87,185,570	77,936,378	69,332,414

INTEREST EXPENSE:
Senior Debt	10,158,113	8,875,312	6,309,551
Subordinated Debt	5,587,502	3,118,314	1,706,478
	15,745,615	11,993,626	8,016,029

NET INTEREST INCOME	71,439,955	65,942,752	61,316,385

PROVISION FOR LOAN LOSSES	21,433,742	19,108,562	19,483,632

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	50,006,213	46,834,190	41,832,753

NET INSURANCE INCOME	16,298,194	14,821,492	13,516,256

OTHER REVENUE	5,069,095	2,147,104	985,194

OPERATING EXPENSES:
Personnel Expense	42,798,905	40,378,370	35,926,511
Occupancy Expense	9,778,649	8,979,037	8,622,917
Other Expense	16,375,184	16,000,405	14,295,115
	68,952,738	65,357,812	58,844,543

LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	2,420,764	(1,555,026)	(2,510,340)

PROVISION FOR INCOME TAXES	28,965	21,504	12,647

EQUITY IN EARNINGS OF SUBSIDIARIES, Net of Tax	9,812,964	9,248,292	7,631,686

NET INCOME	12,204,763	7,671,762	5,108,699

RETAINED EARNINGS, Beginning of Period	97,950,753	90,746,492	86,105,294
Distributions on Common Stock	1,455,593	467,501	467,501
RETAINED EARNINGS, End of Period	$ 108,699,923	$ 97,950,753	$ 90,746,492

SCHEDULE I

1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 12,204,763	$ 7,671,762	$ 5,108,699
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	21,433,742	19,108,562	19,483,632
Depreciation and Amortization	2,076,784	1,888,433	1,827,138
Equity in undistributed earnings of subsidiaries	(9,795,963)	(9,234,792)	(7,628,545)
Gain on sale of marketable securities and
equipment and premium amortization on securities	(37)	(82,129)	(354,789)
(Increase) Decrease in Miscellaneous Assets	488,620	(444,563)	(614,315)
Increase in Other Liabilities	2,253,485	1,198,376	(967,352)
Net Cash Provided	28,661,394	20,105,649	16,854,468

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(250,121,741)	(231,849,878)	(196,159,931)
Loan payments	200,622,963	186,658,690	170,655,269
Purchases of securities, available for sale	--	--	--
Sales of securities, available for sale	--	--	--
Redemptions of securities, available for sale	--	--	--
Principal payments on securities, available for sale	--	--	--
Capital expenditures	(4,383,965)	(2,089,399)	(2,086,599)
Proceeds from sale of equipment	443,450	438,439	581,808
Net Cash Used	(53,439,293)	(46,842,148)	(27,009,453)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Notes Payable to
Banks and Senior Demand Notes	(8,412,339)	569,186	(3,579,488)
Commercial Paper issued	33,538,927	44,177,066	44,700,469
Commercial Paper redeemed	(24,256,208)	(43,956,538)	(29,075,878)
Subordinated Debt issued	36,790,393	35,526,664	6,669,812
Subordinated Debt redeemed	(12,014,336)	(7,238,642)	(9,078,706)
Dividends / Distributions Paid	(1,455,593)	(467,501)	(467,501)
Net Cash Provided	24,190,844	28,610,235	9,168,708

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	(587,055)	1,873,736	(986,277)

CASH AND CASH EQUIVALENTS, beginning	4,272,180	2,398,444	3,384,721

CASH AND CASH EQUIVALENTS, ending	$ 3,685,125	$ 4,272,180	$ 2,398,444

Cash paid during the year for:	Interest	$ 15,667,174	$ 11,694,753	$ 7,964,734
	Income Taxes	41,910	31,785	50,125

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